Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

Saga Communications, Inc. (the "Corporation") and Edward K. Christian ("Christian") are parties to an employment agreement effective as of June 1, 2011, as amended by the Amendment to Employment Agreement dated February 12, 2016, and as further amended by the Second Amendment to Employment Agreement dated February 26, 2019.  Such employment agreement and Amendments will be collectively referred to as the "Employment Agreement."  The parties seek to amend the Employment Agreement and replace in their entirety, and add, the paragraphs set forth below.  The numbers utilized below refer to the number of these paragraphs in the Employment Agreement.  Except for the paragraphs set forth below, the Employment Agreement and all other terms therein shall remain in full force and effect.

NOW THEREFORE, IN CONSIDERATION of the mutual promises and covenants of this Third Amendment to Employment Agreement, the parties hereby amend the Employment Agreement as follows:

1.The Corporation hereby agrees to employ Christian as Chairman, President and Chief Executive Officer of the Corporation and in such additional capacities for the Corporation and/or its affiliates as the Corporation may from time to time direct.  The term (hereinafter referred to as the "Term") of Christian's employment under this Agreement shall commence on the date hereof and, except as it may be earlier terminated pursuant to the provisions hereof, shall terminate March 31, 2027.

16.Christian shall have the right to terminate his employment, at any time, under this Agreement following a Change in Control.  For the purpose of this Agreement, "Change in Control" shall mean the occurrence of any of the following:

(a)

Any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation. If any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation under this paragraph (a) or a change in effective control under paragraph (b);

(b)	Any one person (other than Christian), or more than one person acting as a group, acquires more than thirty percent (30%) of the total voting power of the Corporation’s then outstanding securities; or
(c)

Any one person (other than Christian), or more than one person acting as a group, acquires all or substantially all of the assets of the Corporation that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Corporation. No Change in Control shall be deemed to occur under this paragraph (c) when there is a transfer to:

(i)a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)any entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(iii)a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

(iv)an entity, at least 50 percent of the total value or voting power of which is owned, directly or directly, by a person described in subparagraph (iii).

17.Upon the happening of a Change in Control (as defined in paragraph 16), the Corporation will, within forty-five (45) days thereafter, pay Christian an amount of cash in a lump sum equal to 2.99 times the average of Christian's total annual salary set out in paragraph 4 and bonus in paragraphs 5 and 6 of the three immediately preceding (and not overlapping) periods of twelve consecutive months. In addition, the Corporation shall pay Christian such amount as is necessary to enable Christian to pay all tax liabilities under Internal Revenue Code Section 4999 and all federal and state tax liabilities arising by reason of payments received pursuant to this sentence, it being the intent of the parties that Christian be made whole with respect to the economic effect of Internal Revenue Code Section 4999 in connection with his employment.

30.Any amounts payable under this Agreement are subject to any policy (whether in existence on the effective date of this Agreement or later adopted) established by the Corporation providing for clawback or recovery of amounts that were paid to Christian.  The Corporation will make any determination for clawback or recovery in accordance with any applicable law or regulation.

31.This Agreement is intended to comply with Section 409A of the Code ("Section 409A") or an exemption thereunder and shall be interpreted, construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.

(a)

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Christian in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Christian is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date or, if earlier, on Christian's death (the "Specified Employee

Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Christian in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(b)	To the extent required by Section 409A, each reimbursement provided under this Agreement shall be provided in accordance with the following:
(i)	the amount of expenses eligible for reimbursement during each calendar year cannot affect the expenses eligible for reimbursement to be provided in any other calendar year;
(ii)	any reimbursement of an eligible expense shall be paid to Christian on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)	any right to reimbursements under this Agreement shall not be subject to liquidation or exchange for another benefit.
(c)

Any tax gross-up payments provided under this Agreement, including but not limited to the Gross-Up Payment described in Section 26, shall be paid to Christian on or before December 31 of the calendar year immediately following the calendar year in which Christian remits the related taxes.

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Employment Agreement as of January 25, 2022.

SAGA COMMUNICATIONS, INC.

/S/ Gary Stevens

Gary Stevens

Chair, Compensation Committee

/S/ Edward K. Christian

Edward K. Christian